AquaBounty Technologies, Inc.
AquaBounty receives construction loan to support
development efforts at its Rollo Bay property
MAYNARD, Massachusetts, October 16, 2018 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NASDAQ: XON), announces that the Company’s Canadian subsidiary has received a construction loan in the amount of CA$2.0 million (US$1.6 million) from the Department of Economic Development of the Province of Prince Edward Island. The proceeds of the loan will be used to complete construction of the Company’s 250-metric ton production facility on its Rollo Bay site.
The Rollo Bay site, which includes an R&D hatchery, is currently undergoing construction of a 250-metric ton production facility and a broodstock facility. Once complete, 20-30 technical jobs are expected to be added to AquaBounty’s operation. In addition, this development project has provided economic benefits to the local economy through the hiring of building contractors, electricians, plumbers, and suppliers involved in the construction activities.
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “This loan should enable us to complete construction of the grow-out facility at Rollo Bay by the end of this year and to commence commercial production of our innovative AquAdvantage Salmon in early 2019. This facility will demonstrate the superior economics that AquAdvantage brings to land-based recirculating aquaculture systems. We are very grateful for the support we have received and continue to receive from the Province of Prince Edward Island.”
About AquAdvantage Salmon - AquAdvantage Salmon is an Atlantic salmon that has been bioengineered to grow to market size in about half the time of a traditional farmed Atlantic salmon. It significantly improves the economics of producing salmon in land-based contained facilities. AquAdvantage Salmon is a healthy, environmentally sustainable alternative to imported farmed Atlantic salmon.
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the timing of completion of the Rollo Bay production facility and the commencement of AquAdvantage Salmon production there, the number of jobs that may be added to AquaBounty’s operations, and the potential for demonstrating superior economics of AquAdvantage Salmon. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.